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                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement (the "Agreement") dated as of October 29, 1998, among QUEST EDUCATION CORPORATION F/K/A EDUCATIONAL MEDICAL, INC., a Delaware corporation ("QEC"), IOWA COLLEGE ACQUISITION CORP., a Delaware corporation wholly owned by QEC ("Buyer"), IOWA COLLEGE, INC., F/K/A QUAD CITY BUSINESS SCHOOL, INC., an Iowa corporation ("IOWA COLLEGE"), HUSTON EDUCATION CORP. OF IOWA, an Iowa corporation wholly owned by Iowa College ("HUSTON EDUCATION"), HAMILTON COLLEGE, INC., an Iowa corporation ("HAMILTON") (IOWA COLLEGE, HUSTON EDUCATION AND HAMILTON collectively are called the "Sellers"), and MR. JOHN C. HUSTON, the sole shareholder of Iowa College and Hamilton ("the Shareholder").

                              PRELIMINARY STATEMENT

         Iowa College and Huston Education operate a postsecondary educational institution known as "American Institute of Commerce" with campuses located in Cedar Falls, Iowa (the "Cedar Falls School") and Davenport, Iowa (the "Davenport School"). The Cedar Falls School and the Davenport School are collectively called the "American Institute Schools". Iowa College owns all of the capital stock of Huston Education. Iowa College owns the Davenport School and Huston Education owns the Cedar Falls School. Hamilton is the owner of a postsecondary educational institution known as "Hamilton College" with campuses located in Des Moines, Iowa (the "Des Moines School"), Cedar Rapids, Iowa (the "Cedar Rapids School") and Mason City, Iowa (the "Mason City School"). The Des Moines School, the Cedar Rapids School and the Mason City School are collectively called the "Hamilton College Schools". The American Institute Schools and the Hamilton College Schools are collectively called the "Schools". The Shareholder owns all of the capital stock of Iowa College and Hamilton. The Buyer wants to buy the Schools. Subject to the terms and conditions contained in this Agreement, the Sellers want to sell the Schools to the Buyer.

         This Agreement provides for the sale and purchase of the Schools. It contains the terms pursuant to which each of the Sellers has agreed to sell to Buyer substantially all of its School Related Assets (as defined in Section 1(f)(1) below), and Buyer has agreed to assume certain related Stated Liabilities (as defined in Section 1(f)(2) below) of Seller. In addition, the Sellers and the Shareholder have agreed not to compete with QEC and its schools. QEC has entered into this Agreement to reflect that it is jointly and severally liable with the Buyer with regard to the obligations of the Buyer provided for in it.

         IN CONSIDERATION OF THE COVENANTS CONTAINED IN THIS AGREEMENT, AND THE OTHER CONSIDERATION PROVIDED FOR IN IT, THE PARTIES, EACH INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:
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1. THE PURCHASE PRICE; CONVEYANCE OF THE ASSETS; ASSUMPTION OF STATED
LIABILITIES; CERTAIN DEFINITIONS; EFFECTIVE DATE OF TRANSACTION.

                  (a) The Purchase Price. The purchase price for the School Related Assets (as defined below) is $4,500,000 (the "Purchase Price"). The Purchase Price will be allocated as follows: (i) $4,250,000 to tangible and intangible assets allocated at the discretion of the Buyer, and (ii) $250,000 to the Non-Competition Agreement (the "Non-Competition Agreement") contained in
Section 7 of this Agreement.

                  (b) Conveyance of Assets. On December 31, 1998, or such earlier date as the Buyer may specify upon 48 hours written notice (the "Closing Date"), the Sellers shall convey to Buyer all of their School Related Assets (the "Closing").

                  (c) Assumption of Stated Liabilities. On the Closing Date, the Buyer shall assume and agree to discharge when due all of the Stated Liabilities.

                  (d) Cash Payments by the Buyer. On the Closing Date, the Buyer shall pay to Sellers an aggregate of $1,000,000 (the "Initial Payment"), by wire transfer or otherwise in immediately available funds, $ 900,000 of which shall be paid to Hamilton, $50,000 of which shall be paid to Iowa College and $50,000 of which shall be paid to Huston Education.

                  (e) Delivery of Second Payment Note, the Purchase Money Promissory Note and the Pledge Agreement by the Buyer. On the Closing Date the Buyer shall deliver to Sellers:

                           (1) its Promissory Notes in the aggregate principal amount of $1,500,000 (the "Second Payment Notes") in the form previously delivered to the Sellers, and included as SCHEDULE 1(E)(1) in the Disclosure Memorandum delivered to QEC and the Buyer simultaneously with the execution and delivery of this Agreement (the "Disclosure Memorandum"), payable without interest on the last business day within the first 30 calendar days following the date on which the Prerequisite Student Aid Approvals are obtained. The Second Payment Notes delivered to Hamilton, Iowa College and Huston Education shall be in the principal amounts of $1,350,000, $75,000 and $75,000, respectively. The obligations represented by the Second Payment Promissory Notes will be subordinate only to QEC's senior bank lender as provided for in the subordination agreement (the "Subordination Agreement") previously delivered to the Sellers. "Prerequisite Student Aid Approvals" mean (i) Provisional Program Participation Agreements issued by the United States Department of Education to the American Institute Schools and the Hamilton College Schools, (ii) approval of the change of ownership issued to both the American Institute Schools and the Hamilton College Schools by the Accrediting Council of Independent Colleges and Schools ("ACICS") and (iii) any and all state approvals, if applicable;

                           (2) its Promissory Notes in the aggregate principal amount of $2,000,000 (the "Purchase Money Promissory Notes") in the form previously delivered to the Sellers and included as SCHEDULE 1(E)(2) in the Disclosure Memorandum pursuant to


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          which the Buyer shall pay to the Sellers equal quarterly principal payments plus accrued interest at 7% per annum over a five (5) year term commencing on the first anniversary of the Closing Date. The Purchase Money Promissory Notes delivered to Hamilton, Iowa College and Huston Education shall be in the principal amounts of $1,800,000, $100,000 and $100,000, respectively. The obligations provided for in the Purchase Money Promissory Notes shall be subordinate only to QEC's senior bank lender as provided for in the Subordination Agreement.

                           (3) a Pledge Agreement in the form previously delivered to the Sellers (the "Pledge Agreement") and included as
         SCHEDULE 1(E)(3) in the Disclosure Memorandum pursuant to which QEC secures the payment of the Second Payment Note and the Purchase Money Promissory Note, and the related interest by a pledge of all of the outstanding capital stock of the Buyer.

                  (f)      Definitions of School Related Assets and Stated
         Liabilities.

                           (1) "SCHOOL RELATED ASSETS" shall mean: (i) the assets reflected in the Sellers' Most Recent Balance Sheets (as defined in Section 2(c)(1) below) and included in the Sellers' Financial Statements, together with the related goodwill and rights of each of the Sellers as a going concern, tangible and intangible, used in connection with the operation of the Schools, together with any other assets acquired by any of the Sellers subsequent to the date of such balance sheet in connection with the operation of the Schools, and (ii) the Sellers' respective rights to use the names "American Institute of Commerce" and "Hamilton College," in each case either alone or in conjunction with other words or names in the context of the operation of the Schools or other learning institutions, but shall not include "Excluded Assets." Excluded Assets are (i) assets which have been or will be sold, consumed or otherwise disposed of in the ordinary course of business subsequent to the date of the Sellers' Unaudited Balance Sheets and prior to the Closing Date, (ii) "Income tax refundable," "Deferred tax assets" and "Receivable - life insurance contract" reflected on Iowa College's unaudited consolidated balance sheets included in the Sellers' Most Recent Balance Sheets, and (iii) "Due from Affiliates" as reflected on the Sellers' Most Recent Balance Sheet
         .

                           (2) "STATED LIABILITIES" shall mean the liabilities, duties, and obligations of each of the Sellers related to the operations of the Schools (i) which are disclosed as non-contingent liabilities on the face of Sellers' Most Recent Balance Sheets including liability for unearned tuition, but excluding "Contribution due profit sharing plan," "Due to Stockholders" and "Deferred tax liability" in the case of Iowa College and Huston Education, and "Current portion of long-term debt" and "Long-term debt" (other than due to Central Park Office Complex) in the case of Hamilton (ii) provided for in agreements made or entered into in the ordinary course of business after the date of the Sellers' Most Recent Balance Sheet to the Closing Date, including accounts payable arising in the ordinary course of business, from transactions with trade creditors and suppliers, regardless of whether any such agreement is in writing, and accrued but unpaid payroll and other payroll related liabilities such as payroll taxes (the "Closing Date

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         Liabilities"), and (iii) provided for in the agreements disclosed on
         Schedules included in the Disclosure Memorandum; provided, in the case of liabilities, duties, and obligations described in clauses (ii) and
         (iii) of this sentence, Stated Liabilities shall only include the liability, duty or obligation to (x) pay money if, and to the extent, such obligation is provided for in such agreement and/or (y) perform any service or take any action to the extent provided for in such agreement. Stated Liabilities shall exclude, without limitation any contingent liabilities not specifically assumed, whether arising prior to or after the Closing Date and regardless of whether disclosed to Buyers, including without limitation, (a) any employee benefits other than for accrued wages as provided for in clause (ii) of this Subsection (d)(2), and (b) liabilities arising from failure to comply with any law or regulation relating to the administration of any kind of student aid or grant, or record keeping or reporting required in connection with such administration.

2.       REPRESENTATIONS OF THE SELLERS AND THE SHAREHOLDER.

         Sellers and the Shareholder severally and not jointly, make the following representations and warranties to Buyer.

                  (a) No Misstatements. The representations of the Sellers and the Shareholder and the information supplied by Sellers or the Shareholder contained in this Agreement, the Exhibits attached to it and the documents incorporated into it by reference do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

                  (b) Validity of Actions. Each of the Sellers (i) is duly organized, validly existing and in good standing under the laws of its organization, (ii) has all requisite corporate and other appropriate authorization to conduct its business as currently conducted,(iii) is qualified to do business in all jurisdictions in which such qualification is necessary, other than those jurisdictions where the failure to so qualify would not have a material adverse effect upon the business assets or operations of the Sellers, and (iv), along with Mr. Huston, has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of each of the Sellers and the Shareholder, has received all necessary corporate authorization and is a legal, valid and binding obligation of the Sellers and the Shareholder, enforceable against each of them in accordance with its terms. Entering into this Agreement and the consummation of the transactions contemplated by it will not (i) violate any provision of the Articles of Incorporation or Bylaws of Sellers or, (ii) conflict with or result in any breach of in any material respect of any of the provisions of any material agreement to which any of the Sellers or the Shareholder is a party or by which any of them or any of their respective assets are bound, or (iii) cause a breach of any applicable law, governmental regulation, order, or other decree of any court or governmental agency. The Articles of Incorporation and Bylaws of each of the Sellers, as presently in effect, are attached to the Disclosure Memorandum as SCHEDULE 2(B).


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                  (c)      Seller's Financial Statements

                                       (1)  Attached  to the  Disclosure
         Memorandum as SCHEDULE 2(C)(1)(I) are Hamilton's audited balance sheets at December 31, 1996 and 1997, and statements of income and expense and cash flows for the years then ending ("Hamilton's Audited Financial Statements"). Attached to the Disclosure Memorandum as SCHEDULE 2(C)(1)(II) are Iowa College's and Huston Education's consolidated audited balance sheets at October 31, 1996 and 1997, and statements of income and expense and cash flows for the years then ending ("Iowa College's and Huston Education's Consolidated Audited Financial Statements")(collectively the Hamilton Audited Financial Statements and the Iowa College's and Huston Education's Consolidated Audited Financial Statements are called the "Audited Financial Statements"). Attached as SCHEDULES 2(C)(1)(III) AND 2(C)(1)(IV), respectively, to the Disclosure Memorandum are each of Iowa College's and Huston Education's consolidated unaudited balance sheets at August 31, 1998 and Hamilton's unaudited balance sheets at August 31, 1998 (collectively, the "Sellers' Most Recent Balance Sheets") and statements of income and expense and cash flow for the period then ending (collectively, the "Sellers' Unaudited Financial Statements"), which Unaudited Financial Statements have been reviewed by an independent certified public accountant. The Sellers' Audited and Unaudited Financial Statements are collectively called the "Sellers' Financial Statements." Attached as SCHEDULES 2(C)(1)(V) and 2(C)(1)(VI), respectively, to the Disclosure Memorandum are each of the Sellers' corporate tax returns for the years of 1997 and 1996.

                                       (2)  The Sellers' Financial Statements:
         (i) accurately represent the transactions appearing on the books and records of each of the Sellers, and (ii) fairly present in all material respects each of the Seller's financial condition and its results of operations at the times and for the periods presented, including (x) normal year-end adjustments consistent with year end adjustments to reflect accruals though the end of the period, and (y) Sellers' Unaudited Financial Statements. The Sellers' Financial Statements have been prepared on the accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as otherwise disclosed in the reports accompanying them or in the notes attached to them.

                                       (3) There have been no material adverse
         changes in the financial condition or in the operations, properties or assets of any of the Sellers since the Sellers' Most Recent Balance Sheet except as disclosed in SCHEDULE 1(C)(3) to the Disclosure Memorandum.

                  (d) Liabilities of Sellers. The Sellers have no liabilities, contingent or otherwise, including, without limitation, liabilities for state or Federal income, withholding, sales, or other taxes, except to the extent reflected, reserved against, or provided for, in the Sellers' Most Recent Balance Sheet, except for taxes, trade payables and other obligations incurred after the date of the Sellers' Most Recent Balance Sheet in amounts consistent in all material respects, with those incurred in prior periods in the ordinary course of business, including without limitation liabilities for unearned tuition.

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                  (e) Assets of Sellers. Except for the liens set forth in
SCHEDULE 2(E) to the Disclosure Memorandum, each of the Sellers has good title to all of its School Related Assets. Except as otherwise disclosed in the Sellers' Financial Statements or the related notes accompanying them or in the Disclosure Memorandum, all of the School Related Assets are owned free and clear of any adverse claims, security interests, or other encumbrances or restrictions, except liens for current taxes not yet due and payable, landlords' liens as provided for in the relevant leases or by applicable law, or liens or similar security interests granted as part of personal property financing agreements made in the ordinary course of business and which in the aggregate are not material. The Assets constitute all of the assets necessary for the continued operation of the Schools in substantially the same manner as such operations are currently being conducted.

                  (f) Facility and Facility Operations.

                           (1)         Attached to the  Disclosure  Memorandum
as SCHEDULE 2(F)(1) are the leases (the "School Facility Leases") relating to each of the Seller's locations (collectively, the "School Facilities"). Each of the School's operations are conducted solely at the School Facilities and all of the tangible School Related Assets used in connection with such operations are located at the School Facilities. All of the improvements located at the School Facilities are in good operating condition and repair, subject only to ordinary wear and tear. There is no pending or, to the knowledge of each of the Sellers, threatened condemnation proceedings with respect to the School Facilities.

                           (2)         Attached to the Disclosure Memorandum
as SCHEDULE 2(F)(2) to this Agreement is a schedule of all of the furnishings, fixtures and equipment with values in excess of the baseline used in determining such inventory, located on, or used in connection with, the operation of the School Facilities as of the date indicated on such inventory, subject to immaterial omissions occurring in course of compiling such inventory.

                           (3)         Except for (i) environmental law
compliance (which is addressed in Section 2(f)(4) below) and (ii) accreditation, recruitment, admissions, student loan and funding matters compliance (which are addressed in Sections 2(h) and 2(i) below) as to which no representation or warranty is made in this Section 2(f), all activities at, and the physical condition of, the School Facilities are in compliance with all legal and regulatory requirements applicable to each of the Sellers, the conduct of its business, and the use of each School Facility, and the each of the Sellers has not received any actual notice to the contrary. Each of the Sellers has paid for and obtained all licenses, permits, and other authorizations material to the conduct its business and the use of the School Facilities (the "Permits"). All Permits currently in effect and pertaining to each of the Sellers, the School Facilities or each of the Seller's activities are listed on SCHEDULE 2(F)(3) to the Disclosure Memorandum. The representations contained in this subsection 3 shall not apply to incidental instances of non-compliance occurring in the ordinary course of business without the actual knowledge of each of the Sellers or the Shareholder, which are immaterial to the operation of the Schools and capable of being cured without significantly disrupting any of the Schools' operations.

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                           (4)         To the best of the knowledge of each of
the Sellers and the Shareholder, there are no Hazardous Substances1 in, on or under the School Facilities except for those which are used by Sellers in compliance, in all material respects, with applicable law, and each of the Sellers is not now engaged in any litigation, proceedings or investigations, nor knows of any pending or threatened litigation, proceedings or investigations regarding the presence of Hazardous Substances in, on or under any of the School Facilities.

                  (g) Equipment Leases and Financing Agreements. Except for the School Facility Leases, all of the leases and financing agreements to which either of the Sellers is a party are described in SCHEDULE 2(G) to the Disclosure Memorandum (the "Financing and Related Agreements"). Copies of the Financing and Related Agreements are attached to such Exhibit or have been provided to the Buyer. Except as reflected in such Exhibit, there have been no modifications to any of the Financing and Related Agreements; none of the Sellers is in default in any material respect with respect to them; and none of the interests of either of the Sellers in any of them is subject to any restriction except as stated in the applicable document or as provided by applicable law. . SCHEDULE 2(G) indicates each Financing and Related Agreement to which the Shareholder or any Affiliate of the Shareholder other than the Sellers are a party. For purposes of this Agreement, an "Affiliate" is any entity controlled by, controlling or under common control with the Shareholder.

                  (h) Accreditation and Compliance with Title IV Requirements. Attached as SCHEDULE 2(H)(1) to the Disclosure Memorandum is a list of all Federal, state or other licenses and approvals, including without limitation all accreditations and certifications, granted to the Sellers with respect to the conduct of its educational or training business at the Schools (the "Accreditations and Certifications"), and the governmental body or agency or other entity


-------------------------

(1) The term "Hazardous Substance" shall include without limitation:

                  (i) Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

                  (ii) Those substances defined as "hazardous wastes" in any Iowa Statute and in the regulations promulgated pursuant to any Iowa Statute;

                  (iii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

                  (iv) Such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and

                  (v)   Any material, waste or substance which is (A) petroleum,
         (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq. or listed pursuant to Section 307 of the Clean Water Act, (E) flammable explosive, or (F) radioactive materials.


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granting such Accreditation or Certification. Copies of all such
Accreditations and Certifications are attached to SCHEDULE 2(H)(1) to the Disclosure Memorandum.

                           (1)         Except for the Permits and the
Accreditations and Certifications, no license or approval is material to the conduct of the Sellers' operation of the Schools as they are now being operated. The Sellers have received no notice that any other license or approval other than the Permits and the Accreditations and Certifications is necessary for the continued operation of the Schools or that any of the Permits or the Accreditations and Certifications will not be renewed.

                           (2)         The Schools are accredited by ACICS and
North Central Association of Colleges and Schools ("NCA"). The operation of the Schools by the Sellers is and has been conducted in all material respects in accordance with relevant standards of NCA and ACICS and of any agencies administering state government student aid programs in which the Schools, or any of their students, participates.

                           (3)         The American Institute Schools and the
Hamilton College Schools are institutions certified by the Department of Education. Except as set forth in SCHEDULE 2(H)(3) to the Disclosure Memorandum, the Schools are a party to, and are and at all times have been in compliance with, valid program participation agreements with the Department of Education with respect to the operations of the Schools. Except as provided for in
SCHEDULE 2(H)(3) to the Disclosure Memorandum, the Sellers have not received any notice, not previously complied with, with respect to any alleged violation of the regulations of the Department of Education or the standards or regulations of any applicable accrediting agency in respect of the Schools or the terms of any program participation agreement to which they are or were a party. If any such notices have been received and complied with, the Sellers have disclosed such receipt and disposition to Buyer prior to the execution of this Agreement in writing by a letter making specific reference to this Section of this Agreement. Except as provided for in SCHEDULE 2(H)(3) to the Disclosure Memorandum, the Sellers are and at all times have been, in compliance with the provisions of the Higher Education Act of 1965 ("HEA") and the regulations promulgated by the Department of Education thereunder (the "Department of Education Regulations") necessary to establish and maintain the eligibility of the Schools to participate in the Title IV funding programs provided for in Title IV of the HEA ("Title IV Funding Programs"), including without limitation, the demonstration of financial and administrative responsibility as provided for in the Department of Education Regulations. The Sellers have submitted audited financial statements to the Department of Education for the fiscal years ended December 31, 1997 and December 31, 1996 in the case of Hamilton, and October 31, 1997 and 1996 in the case of Iowa College and Huston Education relating to their respective financial responsibility to participate in Title IV Funding Programs as provided for in the Department of Education Regulatio (the "Department of Education Financial Statements"). The Sellers have submitted compliance audits with the Title IV Funding Programs to the Department of Education for the award year ended June 30, 1996 and for the period ended October 31, 1996, in the case of Iowa College and Huston Education (consolidated) and the period ended December 31, 1996 in the case of Hamilton, and for the fiscal years ended October 31, 1997 and December 31, 1997 for Iowa College and Huston Education (consolidated) and Hamilton, respectively (the


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"Title IV Financial Aid Audits"). Except as set forth in SCHEDULE 2(H)(3), the
Department of Education Financial Statements and Title IV Financial Aid Audits are true and correct in all material respects.

                           (4)         None of the Sellers or the Shareholder
are aware of any investigation or review of student financial aid programs (including without limitation the Title IV Funding Programs) in which the Schools or their students participate, or any review of any of the Schools' Accreditations and Certifications whether by a party to any relevant agreement, the issuer of such Accreditations and Certifications or otherwise except as described in SCHEDULE 2(H)(4) to the Disclosure Memorandum.

                  (i) Recruitment; Admissions Procedures; Attendance; Reports.
(1) Attached as SCHEDULE 2(I) to the Disclosure Memorandum are all policy manuals and other statements of procedures or instruction in effect during the last three years relating to recruitment of the Schools' students, including procedures for the application by prospective students for state or Federal financial assistance; admissions; procedures for insuring compliance with state or Federal or other appropriate standards or tests of eligibility; attendance, and other relevant criteria relating to course completion (collectively referred to as the "Policy Guidelines") which have previously been delivered to the Buyer by the Sellers. The Schools' operations have been conducted in all material respects in accordance with the Policy Guidelines.

                           (2)         The Sellers have submitted all reports,
audits, and other information, whether periodic in nature or pursuant to specific requests ("Compliance Reports"), to all agencies or other entities with which such filings are required relating to the Schools' compliance with (i) applicable accreditation standards or (ii) laws or regulations governing programs pursuant to which the Schools or students attending the Schools receive financial assistance, including, without limitation, the Federal Perkins Loan Program, the Federal Family Education Loan Programs, the Federal Pell Grant program and the Federal Supplemental Educational Opportunity Grant Program, the Federal Direct Student Loan Program or the Federal Work Study Program, all of which are provided for pursuant to Title IV of the HEA.

                           (3)         The Schools have complied with record
retention requirements under the HEA and applicable state law for all present and past students attending the Schools. The Schools have prepared, completed and filed all forms and records in compliance with the HEA and applicable state and accrediting agency requirements applicable to the operation of the Schools and all such forms and records are true and correct. The Schools have not funded any student prior to the date for which such student was eligible for funding. All appropriate reports and surveys have been accurately prepared, taken and filed prior to delinquency.

                  (j) Default. Attached as SCHEDULE 2(J) to the Disclosure Memorandum is a list indicating the cohort default rate, as calculated by the Department of Education, of all students attending the Schools receiving assistance pursuant to the Federal Family Education Loan Program (or its applicable predecessor programs) for the federal fiscal years ended September 30, 1993, 1994 and 1995 and the preliminary cohort default rate as so calculated for

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the federal fiscal year ended September 30, 1996. To the best of the knowledge of Shareholder and the Sellers, such schedule is accurate in all material respects.

                  (k) Trademarks, etc. Attached to the Disclosure Memorandum as
SCHEDULE 2(K) is a list of all tradenames, trademarks, service marks, copyrights and the registrations for them owned or used by the Sellers in connection with the operation of the Schools. To the best knowledge of the Sellers, each has not infringed and is not now infringing, any trademark, tradename, service mark, or copyright belonging to any other person in connection with the operation of the Schools. Except as set forth on SCHEDULE 2(K), the Sellers are not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trademark, tradename, service mark, or copyright used by the Sellers in connection with the operation of the Schools. To the best of Shareholder's knowledge, except as set forth on SCHEDULE 2(K) to the Disclosure Memorandum, the Sellers' operation of the Schools may be conducted without license by others for the use of any tradename, trademark, service mark, or copyright.

                  (l) Material Contracts. Attached as SCHEDULE 2(L) to the Disclosure Memorandum is (i) a schedule identifying all material contracts relating to the Schools' operations not otherwise specifically identified in the other Schedules to the Disclosure Memorandum, including, without limitation, all agreements relating to state or Federal funding of educational services provided by the Sellers through grants, loans or direct payments either to the Sellers, individual students or otherwise, and any agreements relating to the placement of students following their completion of relevant educational programs provided by the Schools other than agreements with students involving the teaching of standard courses, for standard prices as set forth in the Schools' catalog or in the enrollment agreements for such students (the "Contracts"); (ii) a summary of all material provisions of the Contracts that are oral and not reduced to written documents; and (iii) a copy of all written Contracts. Except as disclosed in this SCHEDULE 2(L) to the Disclosure Memorandum (i) all of the Contracts remain unmodified and in full force and effect, and (ii) the Sellers are not in default (nor, to the best knowledge of the Shareholder or any Affiliate other than the Sellers do any facts exist which, with the giving of notice, the passing of time, or otherwise, would constitute a material default by the Sellers) with respect to any of the Contracts. SCHEDULE 2(L) to the Disclosure Memorandum indicates each of the Material Contracts to which the Shareholder or any Affiliate of the Shareholder other than the Sellers is a party.

                  (m) Maintenance and Employment Agreements. Attached to the Disclosure Memorandum as SCHEDULE 2(M) is (i) a schedule of all written agreements between the Sellers and independent contractors, employees and agents who are employed or engaged in the management or operation of the Schools or the School Facilities; (ii) the names of all parties entitled to payments from the Sellers under any such agreements or arrangements; (iii) the amounts payable by the Sellers under the terms of all such agreements and arrangements, including without limitation, the terms of employment and compensation, including vacation and other employee benefit provisions and the cost of all employee benefits and payroll taxes; and (iv) a copy of all written contracts for such services. There are no material oral agreements in effect for any such services. Except as disclosed on SCHEDULE 2(M) to the Disclosure

Memorandum: (x) there are no written agreements between any of such contractors, employees or agents and the Sellers; (y) there is no party entitled to compensation or remuneration for any such services arising from the operation of the Schools after the Closing; and (z) the Sellers' agreements and arrangements providing for the services described on such Schedule may be terminated by the Sellers at any time, with or without cause, and without any obligation to pay any of said parties any amounts whatsoever except as may be required by law (including, without limitation, severance pay or accrued vacation pay or other benefits). SCHEDULE 2(M) to the Disclosure Memorandum indicates each of the Maintenance and Employment Agreements to which the Shareholder or any Affiliate other than the Sellers is a party.

                  (n) Employee Benefit Plans. The Sellers maintain employee benefit plans as listed on SCHEDULE 2(N) of the Disclosure Memorandum (the "Employee Benefit Plans") with respect to employees involved in the operation of the Schools. Copies of such plans have been previously delivered to the Buyer. Except as listed on such Schedule, the Sellers do not maintain any profit sharing, pension or other employee benefit plan related to the Schools' operations. The Sellers have no unfunded obligations pursuant to any insurance, retirement, pension, profit sharing or deferred compensation plan or program relating to the Schools' operations.

                  (o) Labor. There is no existing labor dispute affecting the operation of the Schools other than with respect to individual employee relations which arise in the ordinary course of business. None of the Sellers' employees involved in the operations of the Schools are covered by any union or collective bargaining agreement.

                  (p) Insurance. A schedule of all of the policies of insurance maintained by the Sellers in connection with the operation of the Schools is attached as SCHEDULE 2(P) to the Disclosure Memorandum. The insurance coverage provided by such policies complies in all material respects, with all agreements to which the Sellers are a party, and applicable legal requirements to which it is subject. All such policies are currently in effect.

                  (q) Taxes. The Sellers have filed all Federal, state and local tax returns which they are required to file and have no outstanding liability for any Federal, state or local taxes or interest or penalties thereon, whether disputed or not, except taxes not yet payable which have been provided for in accordance with GAAP and are disclosed in the Sellers' Most Recent Balance Sheets or have subsequently accrued in the normal course of business.

                  (r) Actions Pending. Except as disclosed in SCHEDULE 2(R) to the Disclosure Memorandum: (i) there are no actions, suits, proceedings or claims pending or (to Shareholder's knowledge) threatened against the Sellers or Shareholder which, if determined adversely to the Sellers or Shareholder, would
(A) have a material adverse effect on the Assets or the operation of the Schools, or (B) prevent or delay the consummation of any of the transactions contemplated by this Agreement; (ii) none of the Sellers nor Shareholder are (to the best of Shareholder's knowledge) the subject of any pending or threatened investigation relating to any aspect of the Sellers' operation of the Schools, by any Federal, state or local governmental agency or authority; (iii) the Sellers, is not and has not been (to Shareholder's knowledge) the subject of any formal or informal complaint, investigation or inspection under the Equal Employment Opportunity Act or the Occupational Safety and Health Act (or their state or local counterparts) or by any other Federal, state or local authority.

                  (s) Accounts Receivable. Each of the accounts receivable of the Sellers relating to the Schools' operations, constitutes a valid claim in its full amount against the debtor charged on the Sellers' books and has arisen in the ordinary course of the Schools' operations. The Shareholder have no knowledge that each such account receivable is not fully collectible to the extent of the face value thereof, except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with the Sellers' prior practices as reflected on the Sellers' Most Recent Balance Sheet. No account debtor has asserted any right to any setoff, deduction or defense with respect thereto.

                  (t) No Guaranties. None of the Sellers' obligations or liabilities is guaranteed by any other person, firm or corporation, nor have either of the Sellers guaranteed the obligations or liabilities of any other person, firm or corporation.

                  (u) Bank Accounts and Deposit Boxes. Attached to the Disclosure Memorandum as SCHEDULE 2(U) are the names and addresses of all banks or financial institutions in which the Sellers have an account, deposit or safety deposit box with the names of all persons authorized to draw on these accounts or deposits or to have access to the boxes, and an indication of which accounts or deposits or boxes contain student financial assistance funds, in each case to the extent such accounts are used in connection with the Schools' operations.

                  (v) Records. The books of account of the Sellers relating to the Schools' operations are complete and correct in all material respects, and there have been no transactions involving the Schools' operations which properly should have been set forth therein and which have not been accurately so set forth.

                  (w) Transactions With Certain Persons. The Sellers, on the one hand, and the Shareholder and its Affiliates, on the other, do not owe any amount to, the other or have any contract with or commitment to the other except as reflected on the Sellers' Financial Statements or identified as such on the Schedules to the Disclosure Memorandum. The Sellers have not made distributions or other intra company transfers subsequent to the date of the Sellers' Most Recent Balance Sheet.

3.       REPRESENTATIONS AND WARRANTIES OF QEC AND BUYER.

         Each of QEC and Buyer represents to each of the Sellers and the Shareholder as follows:

                  (a) No Misstatements. The representations and the information supplied by it contained in this Agreement and the documents incorporated by reference into it do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

                  (b) Validity of Actions. It is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the authority to carry on it business as currently conducted, and is qualified to do business in all jurisdictions in which such qualification is necessary. It has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement and each of the documents provided for in it to be delivered as part of this transaction have been duly executed and have or will be delivered pursuant to all appropriate corporate authorization on its behalf and is, or will be, its legal, valid and binding obligation and is enforceable against it in accordance with its terms. The execution and delivery of this Agreement, and each of the documents to be executed and delivered by QEC and the Buyer pursuant to its terms, and the consummation of the transactions contemplated by them will not
(i) violate any provision of their respective Certificates of Incorporation or Bylaws or, (ii) violate, conflict with or result in any breach of any of the terms, provisions of or conditions of, or constitute a default or cause acceleration of any indebtedness under, any indenture, agreement or instrument to which it is a party or by which it or its assets may be bound, or (iii) cause a breach of any applicable law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental agency.

                  (c) Actions Pending. There are no actions, suits, proceedings or claims pending or to the knowledge of QEC or the Buyer, threatened against either of them which, if determined adversely to either of them would (A) have a material adverse effect on their operations, or (B) prevent or delay the consummation of any of the transactions contemplated by this Agreement. Neither QEC nor Buyer is the subject of any pending or (to its knowledge) threatened investigation relating to any aspect of its operations.

                  (d) QEC's Financial Statements

                           (1)         Attached as SCHEDULE 3(D)(1)to the
Disclosure Memorandum are (A) QEC's audited balance sheets at March 31, 1996, 1997, and 1998, and statements of income and expense and cash flows for the years then ending ("QEC's Audited Financial Statements"), and (B) QEC's unaudited balance sheets at June 30, 1998, and statements of income and expense and cash flows for the periods then ending ("QEC's Interim Financial Statements")(collectively with QEC's Audited Financial Statements, "QEC's Financial Statements").

                           (2)         QEC's  Financial  Statements:  (i) have
been prepared on the accrual basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as otherwise disclosed in the reports accompanying them or in the notes attached to them, and
(ii) fairly present QEC's financial condition and its results of operations at the times and for the periods presented.

                           (3)         There have been no material adverse
changes in the financial condition or in the operations, business, prospects, properties of assets of QEC since the date of the Interim Financial Statements.

                  (e) Buyer's Financial Condition. The Buyer is a newly formed corporation. It has no material liabilities except as provided for in this Agreement, and no assets except the joint and several agreements of QEC to perform in accordance with the terms of this Agreement.

4.       COVENANTS OF THE PARTIES.

                  (a) Prohibited Acts. Pending consummation of the transactions contemplated in this Agreement or prior to termination of this Agreement, each of the Sellers and the Shareholder agree, without prior written consent of Buyer, given in a letter which specifically refers to this Section of the
Agreement:

                           (1)         not to (i) perform any act or omit to
take any act that would make any of their respective representations made in
Section 2 above, inaccurate in any material respect or materially misleading as of the Closing Date, or (ii) allow each of the Sellers to make any payment or distribution except for the payment of liabilities provided for in each of the Sellers' Financial Statements or incurred in the ordinary course of business;

                           (2)         to cause each of the Sellers to conduct
its businesses in the ordinary and regular course, maintain the School Facilities and carry on its business practices, protect its Accreditations and Certifications and Permits, and keep its books of account, records and files in substantially the same manner as at present; and

                           (3)         to make all tuition refunds with respect
to the Schools' operations within the time frames provided for in the Regulations and any applicable state or accrediting agency regulations, and to pay all accounts payable as they become due.

                  (b) Notice. Pending the consummation of the transactions contemplated in this Agreement or prior to termination of this Agreement, each party agrees that it will promptly advise the others of the occurrence of any condition or event which would make any of its representations contained in this Agreement inaccurate, incorrect, or materially misleading.

                  (c) Access. Prior to the Closing, the Sellers shall afford to the Buyer (and its officers, attorneys, accountants and other authorized representatives), upon reasonable notice, free and full access during usual business hours to its relevant offices, personnel, books and records and other data, financial or otherwise, so that Buyer may have full opportunity to make such investigation as it shall desire of the School Related Assets and the business and operations of the Schools by the Sellers, provided that such investigation shall not unreasonably interfere with the Sellers' operations and provided further that such access must be in accordance with the provisions of the Family Educational Rights and Privacy Act and any other applicable privacy laws. The scope of the investigation will include, but not be limited to, a verification of the Sellers' Financial Statements and a review of the Sellers' control procedures, regulatory compliance relating to the Schools, the Schools' Facilities, and the Contracts and litigation relating to the Schools. Duly authorized representatives of the Buyer shall also be entitled to discuss with officers of the Sellers, their counsel, employees and independent public accountants, the Sellers' books, records and other corporate documents, Contracts, pricing and service policies, commitments and future prospects to the extent such materials and matters relate to the operation of the Schools. Representatives of the Sellers will furnish to Buyer and such other persons, copies of all materials relating to the business affairs, operations, School Facilities, School Related Assets and liabilities of the Sellers relating to the Schools which may be reasonably requested from time to time and will cause representatives and employees of the

Sellers to assist Buyer in its investigation of the matters relative to the Schools. All information obtained by Buyer, QEC or any of their officers, directors, employees, lender, investors, agents and other representatives (the "Buyer's Representatives") in connection with the transactions contemplated by this Agreement or in the course of their investigations of the Schools, whether obtained before or after the date of this Agreement (the "Evaluation Material") shall be used only in connection with this Agreement and the subsequent operation of the Schools, and each of Buyer and QEC shall assure that all Evaluation Material will be otherwise kept strictly confidential by each of them and the Buyer's Representatives. If the transactions contemplated by this Agreement are not consummated, Buyer and QEC shall immediately return to the Sellers and the Shareholder all information (including abstracts and copies thereof) in its possession or in the possession of any of Buyer's Representatives related to the Schools, the School Related Assets, the Sellers or the Shareholder. Buyer and QEC shall take such precautions and will instruct each of Buyer's Representatives to take such precautions, as are reasonably necessary (i) to keep all information confidential, (ii) to control the information so that it may all be returned to the Sellers and Buyer if the transactions contemplated by this Agreement are not consummated, and (iii) to restrict the information to Buyer and QEC and to Buyer's Representatives. Nothing contained in this Section 4(c) shall be deemed to restrict QEC or Buyer from publicly announcing the execution and delivery of this Agreement and the matters contained in it or prevent them from filing appropriate material with the Securities Exchange Commission or other regulatory authorities.

                  (d) Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement and to perfect the conveyance and transfer of any property or rights to be conveyed or transferred or perfect the assumption of any liabilities assumed under the terms of this Agreement.

                  (e) Employee Notification, Termination of Employee Benefit Plans, Etc. With respect to any employees employed by the each of the Sellers prior to the Closing, each of the Sellers will comply with the terms of all applicable Federal and state laws and regulations, including without limitation the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 et. seq. or the Consolidated OmniBus Budged Reconciliation Act ("COBRA"). Each of the Sellers will terminate all Employee Benefit Plans in accordance with all applicable laws and regulations as of a date no later than the Closing Date.

                  (f) Filing of Returns; Additional Information. Each of the Sellers will file on a timely basis all tax returns, notices of sale and other documentation required by law in connection with the transactions provided for in this Agreement or otherwise required by law, regulation or pursuant to the terms of any agreement to which it is a party. Each of the Sellers will supplement any previous filing made by it in accordance with legitimate requests made by applicable agencies or parties to the extent required by the relevant law, regulation or agreement.

                  (g) Compliance with Conditions to Closing. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, each of the parties to this Agreement will execute such documents and take such other actions as reasonably may be appropriate to fulfill the conditions to Closing provided for in Section 5 of this Agreement.

                  (h) Each of the Sellers will make all applicable refunds and otherwise comply with the provisions of Title IV and the Department of Education Regulations so as to prevent the utilization of any portion of the Letter of Credit (as defined in Section 5(p) of this Agreement).

                  (i) Prior to the close of business on November 6, 1998, Shareholder will execute and file a second mortgage on the premises which are the subject of the Davenport Lease (as defined in Section 5(n) of this Agreement) in favor of QEC securing its obligations pursuant to Section 8(a)(ii) of this Agreement. Shareholder may refinance the existing first mortgage at any time for an amount not in excess of $1,500,000 and QEC will execute such documents as necessary to subordinate its mortgage lien to the lien created by such new mortgage.

5.       CONDITIONS TO CLOSING BY THE RESPECTIVE PARTIES.

         The obligation of QEC and Buyer, on the one hand, and each of the Sellers and the Shareholder on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to compliance with or satisfaction of the following conditions by the other, to the extent applicable:

                  (a) Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and at the Closing Date as if then made by the relevant party (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date), provided that Hamilton may pay the debt to Rock Island Bank described in Note 5 to Hamilton's Audited Financial Statements.

                  (b) Compliance. Each party shall have complied with all of the covenants and agreements in this Agreement on its or their part, respectively, to be complied with as of or prior to the Closing Date.

                  (c) No Material Adverse Changes. Since the date of the Most Recent Balance Sheet, there shall not have occurred any material adverse change in the condition (financial or otherwise) of the Facilities, or the School Related Assets of each of the Sellers. Since June 30 there shall not have occurred any material adverse change (financial or otherwise) of QEC.

                  (d) Buyer's Certificates. There shall be delivered to each of the Sellers and the Shareholder:

                           (1)         a  certificate executed by the President
and Secretary of each of the Buyer and QEC, dated the Closing Date, certifying that the conditions to be fulfilled by each of them set forth in this Section 5 have been fulfilled;

                           (2)         a certificate of incumbency for each of
them executed by its President or any Vice President and by the Secretary or any Assistant Secretary of such entity, listing the officers of such entity authorized to execute (to the extent applicable) the Agreement and the other documents, certificates, schedules and instruments to be delivered on behalf of such entity, and their respective offices, and containing the genuine signature of each such person set forth opposite his name; and

                           (3)         good standing  certificates and certified
charter documents of each of the Buyer and QEC of recent date, from the Secretary of the State of the jurisdiction of incorporation of such entity.

         The certificates described in subsections (1), (2) and (3) above are hereafter referred to collectively as the "Buyer's Certificates."

                  (e) Sellers' Certificates. There shall be delivered to the Buyer and QEC:

                           (1)          a certificate executed by the President
and Secretary of each of the Sellers, dated the Closing Date, certifying that the conditions to be fulfilled by it as set forth in this Section 5 have been fulfilled;

                           (2)         a certificate of incumbency for each of
the Sellers executed by its President or any Vice President and by the Secretary or any Assistant Secretary of each of the Sellers, listing the officers of such entity authorized to execute (to the extent applicable) the Agreement and the other documents, certificates, schedules and instruments to be delivered on behalf of such entity, and their respective offices, and containing the genuine signature of each such person set forth opposite his name; and

                           (3)         good standing certificates and certified
charter documents of each of the Sellers of recent date, from the Secretary of the State of the jurisdiction of incorporation of such entity.

         The certificates described in subsections (1), (2) and (3) above are hereafter referred to collectively as the "Sellers' Certificates."

                  (f) No Suits. No action or proceeding shall have been instituted in any court or before any Federal, state or local governmental agency against any party seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or which could have a material adverse effect on any of the parties, which shall not have been dismissed or withdrawn prior to the Closing Date.

                  (g) Change of Each Seller's Name. At least five (5) days prior to the Closing, each of the Sellers shall deliver to Buyer a duly executed and acknowledged certificate of amendment to each Seller's articles of incorporation or other appropriate document required to change each Seller's corporate name to a new name bearing no resemblance to its present name so as to make each Seller's present name available to Buyer. Buyer is hereby authorized to file such certificate or other documents, at each Seller's expense, in order to effectuate such change of name at or after the Closing.

                  (h) Documents. All documents required to be delivered to Buyer or each Seller or Shareholder pursuant to this Agreement at or prior to Closing shall have been so delivered.

                  (i) Authority. There shall be in full force and effect on the Closing Date resolutions of the Boards of Directors of the Buyer, QEC and each of the Sellers approving this Agreement the other documents executed and delivered by each of them in connection with this Agreement and the transactions contemplated in it. At or prior to the Closing, each party will deliver to the other a copy of the resolutions of its Board of Directors and, in the case of each of the Sellers, the resolutions or consent of the Shareholder, together with any and all required resolutions or consent of the Shareholder thereof, approving the execution and delivery of this Agreement and the other documents to be delivered pursuant to this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an appropriate officer.

                  (j) Opinions of Counsel. Each party shall receive the opinion of counsel to the other party reasonably satisfactory in form and content to the party receiving such opinion.

                  (k) Current Insurance Coverage. Payments will have been made as of the Closing Date with respect to all of each Seller's insurance policies, and all insurance coverage concerning each Seller's assets and operations shall be continued in force through at least 10 days subsequent to the Closing Date, unless cancelled subsequent to the Closing Date by Buyer.

                  (l) Bankruptcy, Dissolution, etc. No petition or other commencement of proceedings in bankruptcy or proceedings for dissolution, termination, liquidation or an arrangement, reorganization or readjustment of any party's debts under any state or Federal law enacted for the relief of debtors or otherwise, whether instituted by or against a party, has been effected or commenced by or against any party.

                  (m) State Approvals. The transactions provided for in this Agreement shall have been approved by all applicable state regulatory agencies or authorities and such approvals shall have been delivered to Buyer, to the extent such approvals can be obtained prior to the Closing.

                  (n) Leases. The Buyer and the applicable Landlord shall have entered into lease agreements with respect to the School Facilities and each of the Seller's obligations pursuant to the School Facilities Leases with respect to all periods after the Closing Date shall be released in full. In addition, QEC shall have entered into a new "triple net" lease (the "Davenport Lease") with Mr. Huston and Marilynne Huston with respect to the School Facilities associated with the Davenport School's campus pursuant to which QEC shall pay $8.00 per square foot for a five (5) year term with adjustments based on the Consumer Price Index every two (2) years which lease shall be renewable at the option of QEC for two (2) additional five (5) year terms with a six (6) month advance notice in the form included as SCHEDULE 5(N) in the Disclosure Memorandum.

                  (o) All of the liens set forth on SCHEDULE 2(E) have been discharged and are of no further force or effect, as provided for on such schedule, except as noted on such schedule.

                  (p) The Buyer shall have caused the delivery to the Department of Education of a letter of credit (the "Letter of Credit") in an amount and in the form sufficient to satisfy the conditions precedent set forth in the letter from the Department of Education to Hamilton dated October 23, 198, which letter is included in SCHEDULE 1(C)(3) to this Agreement.

                  (q) Hamilton shall have been returned to the advance method of payment with respect to the disbursement of funds pursuant to Title IV and the Department of Education Regulations.

                  (r) Each of the existing or terminated equipment leases identified on SCHEDULE 2(G) to which the Shareholder or any Affiliate of the Shareholder is a party shall be modified to provide that title to the subject equipment is transferred to the Buyer upon completion of the lease in accordance with its existing terms.

6.       CLOSING AND POST CLOSING AGREEMENTS.

                  (a) Closing Date and Place; Effective Date. The closing of the transactions provided for in this Agreement shall take place at the time provided for in Section 1(b) of this Agreement and shall be effective as provided in Section 1(f).

                  (b) Deliveries by Buyer to Each Seller. At the Closing, Buyer and QEC shall deliver to each of the Sellers:

                           (1)         The Initial Payment;

                           (2)         assumption  agreements (the "Assumption
Agreements") in substantially the form previously delivered to the Sellers and included as SCHEDULE 6(B)(2) in the Disclosure Memorandum;

                           (3)         The Second Promissory Notes;

                           (4)         The Purchase Money Promissory Notes,

                           (5)         Buyer's Certificate,

                           (6)         Opinion of Buyer's counsel in
substantially the form included as SCHEDULE 6(B)(6) to the Disclosure Memorandum, and

                           (7)         The Pledge Agreement and related Share
Certificates and Stock Powers..

                  (c) Deliveries by Each Seller to Buyer. At the Closing, each Seller shall deliver to Buyer:

                           (1)         The Bill of Sale (the "Bill of Sale") in
substantially the form previously delivered to the Buyer;

                           (2)         An Assignment of all Sellers' Bank
Accounts in substantially the form included as SCHEDULE 6(C)(2) to the Disclosure Memorandum;

                           (3)         Such other instruments of conveyance in
form and substance reasonably satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good title to the Assets;

                           (4)         Sellers' Certificates;

                           (5)         Opinion of Sellers' Counsel in
substantially the form included as SCHEDULE 6(C)(5) to the Disclosure Memorandum; and

                           (6)         Subordination Agreement in substantially
the form previously delivered to the Shareholder in substantially the form included as SCHEDULE 6(C)(6) to the Disclosure Memorandum.

                  (d) Filing of Tax Returns and Other Reports. The Sellers and Shareholder shall timely file all federal and state income tax and other returns or reports relating to the transactions provided for in this Agreement and relating to all periods during which the Sellers owned the Schools.

                  (e) Access to Records. Following the effective Closing Date, Buyer and QEC shall give to the Shareholder reasonable access to (and the right to make copies at the expense of the Shareholder) all books, records, files or documents of the Schools which reflect or relate to the business, operations, income, expenses and assets of the Schools existing or accruing on or prior to the Closing Date, including in instances in which the Shareholder is claiming indemnification from the Buyer and QEC under Section 8 of this Agreement. Access to such records shall be conducted by the Shareholder in such manner as not to interfere unreasonably with the operations of the business following the Closing Date. The Buyer and QEC shall permit the Secretary of Education or the Secretary's authorized representatives to have access to and examine and make copies of any books, records, files or documents in accordance with applicable statutory or regulatory requirements.

                  (f) Net Asset Adjustment; Receivable Adjustment. Within thirty
(30) days of the Closing Date the Sellers shall provide the Buyer with audited individual and consolidated balance sheets of the Sellers as of the Closing Date (the "Consolidated Closing Balance Sheets"). The Closing Balance Sheets shall be prepared on the same basis and subject to the same representations and warranties provided for in Section 2(c) of this Agreement but shall only include the School Related Assets and Stated Liabilities (without giving effect to any write ups, transfers or adjustments due to the consummation of the transactions provided for in this Agreement). If the Assets shown on the Consolidated Closing Balance Sheets are not $1,000,000 greater than the Stated Liabilities, Sellers shall pay to the Buyer an amount equal to the difference by deducting such amount, pro rata, from the principal of the Second Payment

Promissory Notes if in excess of the principal of such promissory note, pro rata, by the return to Buyer of the relevant portion of the Initial Payment. To the extent Assets of the Sellers as shown on the Consolidated Closing Balance Sheet exceed the Stated Liabilities by more than $1,000,000, Buyer shall within fifteen (15) business days after such delivery pay to Sellers an amount equal to the excess to be apportioned between the Sellers as they may direct. Within thirty (30) days of the first anniversary of the Closing Date, Buyer shall provide Sellers with an audited reconciliation of the collections ("Receivable Collections") attributable to all Accounts Receivable appearing on the Consolidated Closing Balance Sheets and purchased by the Buyer. To the extent Receivable Collections are less than the stated amount of such receivables, net of reserves (the "Threshold Collections"), the relevant Seller shall pay the amount of such shortfall to the Buyers; if, and to the extent the aggregate amount of Receivable Collections exceed the Threshold Collections, the Buyer shall pay such excess to the relevant Seller, such payment to accompany the Buyer's audited reconciliation.

                  (g) Best Efforts to Obtain Approvals. After the Closing Date, Buyer and QEC shall provide to any regulatory body, including NCA, ACICS, and the Department of Education, all information required or reasonably requested by any of them for purposes of obtaining approval for the operation of the Schools and the participation of the Schools in the Title IV Programs under Buyer's ownership. Buyer shall use its best efforts to satisfy promptly all requirements and demands of the Department of Education or any other regulatory body requisite to obtaining approval of the change of ownership to Buyer and certification under such ownership. Without limiting the foregoing, Buyer shall submit to the Department of Education promptly a complete Application for Approval to Participate in Federal Student Aid Programs or other application for certification for the Schools after the Closing.

                  (h) Refunds/Enrollment Contracts. Buyer agrees to (a) abide by the refund policies in effect at the Schools for students enrolled prior to the Closing Date, except to the extent such policies must be modified in conformance with federal, state or accrediting agency requirements, and (b) honor student enrollment contracts entered into prior to the Closing Date.

                  (i) Further Documents or Acts. The parties will also execute, deliver, record (where appropriate) and/or perform at Closing and from time to time thereafter, at the request of Buyer, QEC, each of the Sellers or the Shareholder, all other documents or acts required to consummate any of the transactions contemplated by this Agreement or otherwise carry out the purposes of this Agreement, including without limitation, any and all instruments or other documents of transfer, conveyance, assignment and assumption as may be reasonably necessary to effect of evidence the transfer of the School Related Assets and the assumption of the Stated Liabilities.

7.       CONFIDENTIALITY AND JOINT NON-COMPETITION AGREEMENT.

                  (a) Shareholder acknowledges that, as a result of its ownership of the Sellers, he has had access to and knowledge of confidential or proprietary information developed by Sellers and of a special and unique nature and value to Sellers, including, but not limited to, Sellers' methods and systems, the names and addresses of their students and sources of referral, tuition charged and paid by Seller or their customers, curricula, related memoranda, research reports, designs, records, student files, services, and operating procedures, and other information, data, and documents now existing or later acquired by Shareholder or Sellers, regardless of whether any such information, data, or documents, qualify as a "trade secret" under applicable Federal or state law (collectively "Confidential Information"). Confidential Information does not include information that (i) becomes generally available to the public other than as a result of disclosures by Sellers or the Shareholder in violation of the terms of this Agreement, or (ii) becomes available to Sellers or the Shareholder on a non-confidential basis from a source that is not bound by a confidentiality agreement with Buyer or its directors, officers, employees, agents or representatives. As a material inducement to Buyer to enter into this Agreement, the Shareholder and the Sellers, jointly and severally, covenants and agrees not at any time following the Closing Date directly or indirectly, to divulge or disclose for any purpose whatsoever, any Confidential Information which is in the possession of Sellers or which has been obtained by or disclosed to the Shareholder as a result of employment by Sellers, ownership of Sellers, or otherwise as a result of the relationship between the Shareholder and Sellers. In accordance with the foregoing, the Shareholder and the Sellers agree at no time retain or remove from the School Facilities records of any kind or description whatsoever (other than those which constitute Excluded Assets) for any purpose whatsoever unless authorized by Buyer. Notwithstanding the foregoing provisions of this Section 7(a), Sellers and the Shareholder may disclose Confidential Information (i) to its employees, counsel, accountants and agents on a need-to-know basis (provided that any such person shall be informed of the confidential nature of such information and directed not to disclose or make public such Confidential Information), (ii) to the extent required by applicable law, rules and regulation, and (iii) in any action, suit or proceeding between the parties, provided that in connection with disclosures permitted by clauses (ii) and (iii) above, Sellers or Shareholder shall provide Buyer with at least three (3) days notice of such intent so that an appropriate protective order may be sought by Buyer if desired.

                  (b) As a material inducement to Buyer to enter into this Agreement, the Shareholder and each of the Sellers, jointly and severally, covenant and agree for a period of seven (7) years after the Closing of the transactions provided for in this Agreement not to (i) engage anywhere within 50 miles of the location of the Schools or any school in which students are physically present for a material portion of their instruction which are owned and operated directly or indirectly by QEC or any such post secondary educational school which QEC subsequently operates during such period with respect to which QEC either gives written notice to the Sellers or includes on its Internet Homepage (the "Area") or with any credit distance programs operated by QEC (the "Prohibited Activities"); (ii) become associated as manager, supervisor, employee, consultant, advisor, stockholder owning more that 5% of the outstanding stock of a company or participating in the management or direction of a company or otherwise with any person, corporation or entity engaging in Prohibited Activities anywhere within the Area; (iii) call upon any of Buyer's students, teachers or referral sources for the purpose of promoting any Prohibited Activities for any person, person, corporation or entity within the Area; or (iv) divert, solicit or take away any of Buyer's teachers or other personnel for the purpose of engaging in any Prohibited Activities or any other activities within the Area or outside of it. Notwithstanding the foregoing, Sellers and Shareholder may continue to teach courses under the name of "Corporate Educational Resources" provided such courses are not part of, or transferable to, any diploma or degree program or any program accredited by any recognized state or regional accrediting agency and that such courses do not provide for or permit physical classroom instruction, but are carried out through distance communication, such as the Internet, other electronic linkage or the mail.

                  (c) In the event of a breach or threatened breach by the Shareholder or any of the Sellers of any of the provisions of this Section 7, Buyer, in addition to and not in limitation of any other rights, remedies, or damages available to Buyer at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Sellers or any Shareholder, or by the Shareholder's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

                  (d) The Shareholder and each of the Sellers covenants and agrees that, if he shall violate any of his covenants or agreements provided for in this Section 7, Buyer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which Seller or the Shareholder, directly, or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Buyer may be entitled to at law or in equity or under this Agreement.

                  (e) The Shareholder and each of the Sellers has carefully read and considered the provisions of this Section 7, and agrees that the restrictions set forth above (including without limitation the time period and geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interest of the Buyer. In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 are held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable. In the event that any provision of this Section 7 relating to time period and/or areas of restriction are declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

                  (f) With respect to the provisions of this Section 7, the Sellers and Shareholder agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of such Section would cause irreparable injury to the aggrieved party, and that the provisions of
Section 7 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages, provided that any such injunction shall either be preliminary in nature, enjoining such activity pending the outcome of arbitration as provided for in
Section 12 of this Agreement, or be in assistance of the final determination of the arbitrators as provided for in such Section. The Sellers and Shareholder agree that such injunction may be issued without the necessity of bond.

8.       INDEMNIFICATION.

                  (a) Each of the Sellers and the Shareholder, severally and not jointly, agrees to defend, indemnify and hold harmless the Buyer and QEC and their directors, officers, employees and agents from and against any loss, liability, damage, settlement or expense (including without limitation, attorneys' fees and disbursements) incurred by Buyer or QEC arising from or related to (i) the inaccuracy or breach of any of the representations, warranties, covenants or agreements of any of the Sellers or the Shareholder, as the case may be, contained in this Agreement or in any document incorporated by reference into this Agreement, including without limitation, any claim related to any audit or recomputation of Title IV programs receipts by Iowa College as a percentage of tuition, fees, and other institutional charges which varies from that set forth in Note 11 to Iowa College and Huston Education's Consolidated Audited Financial Statements or (ii) the issuance of the Letter of Credit including, without limitation, failure to comply with the provisions of Section 4(h) (the "Letter of Credit Related Claims").

                  (b) Buyer and QEC, jointly and severally, agree to defend, indemnify and hold harmless the Sellers and the Shareholder and their directors, officers, employees and agents from and against any loss, liability, damage, settlement or expense (including without limitation attorneys' fees and disbursements) incurred by Sellers and/or the Shareholder and arising from or related to: (i) the inaccuracy or breach of any of the representations, warranties, covenants or agreements of Buyer or QEC contained in this Agreement or in any document incorporated by reference into this Agreement, or (ii) the operation of the Schools by Buyer following the Closing Date.

                  (c) The party seeking indemnification pursuant to this Section 8 (the "Indemnified Party") shall give (or cause to be given) to the party or parties from whom indemnification is sought hereunder (the "Indemnifying Party") written notice of any claim or matter for which indemnity is (or will be) sought under this Section 8. Such notice shall be given promptly after the Indemnified Party receives actual notice or knowledge of the claim or matter that is subject to indemnification. With respect to any claim asserted by a third party against an Indemnified Party for which indemnity is sought hereunder, the relevant Indemnifying Party shall have the right to assume the defense of such third party claim and such Indemnifying Party shall have the right to compromise or otherwise settle any such action or claim without the prior written consent of such relevant Indemnified Party, provided such settlement is for monetary damages only and in no way prejudices the rights of the indemnified party. No proposed settlement involving conditions other than payment of monetary damages may be pursued without the prior written consent of the relevant Indemnified Party, which consent shall not be unreasonably withheld.

                  (d) Except for the Letter of Credit Related Claims, any claim by an Indemnified Party against an Indemnifying Party under this Agreement shall be payable by the Indemnifying Party only in the event and to the extent that the accumulated amount of claims made pursuant to this Section 8 that are definitively resolved in favor of the Indemnified Party ("Resolved Claims") exceed the amount set forth in Section 10(b)(5) of this Agreement. At such time as the Resolved Claims exceed such amount, the Indemnifying Party shall be liable for all Resolved Claims in excess of such amount.

                  (e) Except for the Letter of Credit Related Claims, in no event shall the maximum aggregate liability of the Shareholder with respect to claims under this Section 8 exceed the Purchase Price, as adjusted in accordance with Section 6(f), if applicable.

9.       EVENTS OF DEFAULT.

         If any one or more of the following events occurs then, subject to the expiration of any specified grace period and the giving of any prior notice required under this Section 9, such event shall constitute an Event of Default by the party responsible for such event or against whom it should be charged.

                  (a) Warranties or Representations. Any warranty or representation by or on behalf of any party contained in this Agreement (or in any document between the parties furnished in compliance with this Agreement at Closing) is false or misleading in any material respect.

                  (b) Agreements. Any party fails to take any action required of it to comply with its obligations contained in this Agreement, or takes any action prohibited or inconsistent with its obligations under this Agreement, and such failure to act or action is not cured prior to ten (10) days after written notice thereof is given to the defaulting party.

                  (c) Refusal to Close. A party refuses to consummate the transactions provided for (and subject to the terms and conditions specified) in this Agreement by 5 p.m., Eastern Standard Time on December 31, 1998 or such earlier date specified by the Buyer as provided for in Section 1(b) (the "Termination Date"), except if the failure to close is based upon the failure of the other party to meet a condition to Closing provided for in Section 5 of this Agreement.

                  (d) Failure of Closing Condition. Any party is unable to comply with the conditions of Closing provided for in Section 5 of this Agreement, other than as a result of an Event of Default as described in Sections 9(a), (b), or (c) above.

10.      TERMINATION AND RIGHTS AND REMEDIES ON DEFAULT.

                  (a) Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing: (i) by the mutual consent of Buyer, QEC, Sellers and Shareholder; (ii) by Buyer and QEC, if any condition to their obligations to close set forth in Section 5 hereof becomes impossible of performance or has not been satisfied in full (in each case other than as a result of a breach of such party's obligations under this Agreement) or previously waived by the other parties to this Agreement in writing at or prior to the Termination Date; (iii) by Sellers and Shareholder if any condition to their obligations to close set forth in Article 5 hereof becomes impossible of performance or has not been satisfied in full (in each case other than as a result of a breach of such party's obligations under this Agreement) or previously waived by the other parties to this Agreement in writing at or prior to the Termination Date; or (iv) by any party (other than a party that is in breach of its obligations under this Agreement) if the Closing shall not have occurred on or before the Termination Date. If this Agreement is terminated pursuant to clause (i) of this Article 10, all obligations of the parties hereunder shall terminate without any further liability or obligation of either party to the other, except that the provisions of Section 8(a)(2), 4(h), 4(i) and other related sections with respect to the Letter of Credit, Section 11, Section 13(b) and the confidentiality provisions of Section 4(c) of this Agreement shall survive and continue in full force and effect notwithstanding such termination. Except as limited by the preceding sentence, the exercise by any party of the right to terminate this Agreement shall not terminate or limit any remedy that such party may have in this Section 10 as a result of an Event of Default.

                  (b) Rights and Remedies on Default. Upon and after an Event of Default by any party, the other party shall have the following rights and remedies:

                           (1)         Default  by Buyer.  In the event that
Buyer is obligated to and fails to close by the Termination Date, and Sellers and Shareholder are not in default of their obligations under this Agreement, this Agreement shall terminate and Sellers and Shareholder shall have the right to seek money damages as their sole remedy. Sellers and Shareholder hereby agree that they shall not be entitled to seek or file suit for specific performance of this Agreement.

                           (2)         Default by Seller or Shareholder.  If, on
the Termination Date, there exists an Event of Default as described in Section 9 of this Agreement, chargeable against any of the Sellers or the Shareholder, Buyer may either (i) waive such default and close, in which event Buyer shall have the right to seek specific performance of this Agreement, including, without limitation, the acquisition of the School Related Assets and the performance by the Sellers and the Shareholder of the covenants provided for in this Agreement, or (ii) refuse to close, and, except in the case of an Event of Default described in Section 9(d) above, seek money damages from Sellers and Shareholder, including, without limitation, indemnification pursuant to Section 8 of this Agreement. An election by Buyer to proceed in accordance with subclause (i) of the preceding sentence shall constitute the acknowledgment by Buyer, Sellers and Shareholder that Buyer cannot be adequately compensated by money damages for the failure to perform by Sellers and Shareholder, that such damages are indeterminate, and that a court of competent jurisdiction may enter an order pursuant to which Sellers and Shareholder are obligated to specifically perform their obligations to Buyer pursuant to the terms of this Agreement.

                           (3)         Default Subsequent to Closing.  If any
party breaches this Agreement subsequent to Closing, or if a default occurs pursuant to Sections 9(a) or 9(b), the nondefaulting party(ies) shall have the right to seek money damages from the defaulting party(ies), either pursuant to
Section 8 of this Agreement or otherwise. In addition, if, (i) as a result of any action taken or not taken by any of the Sellers in violation of any applicable law or regulation which (ii) has not been disclosed to the Buyer in this Agreement, and which (iii) the occurrence or non occurrence of which was known or reasonably should have been known to the Sellers, the Prerequisite Student Aid Approvals are not received prior to 12 months from the date of the Closing, or, if received or offered, can only be obtained on conditions imposing substantial financial burdens on the Buyer in addition to those which would otherwise be imposed in connection which such approval, the Buyer may elect to rescind the transactions provided for in this Agreement and, upon such election, the parties will take such action as may be reasonably required to restore the other party to its respective positions as they existed prior to the Closing provided for in this Agreement.

                           (4)         Nature  of  Remedies  Cumulative.  Except
as otherwise provided in this Agreement, all rights and remedies granted in this Agreement or available under applicable law shall be deemed concurrent and cumulative and not alternative or exclusive remedies, to the full extent permitted by law and this Agreement, and any party may proceed with any number of remedies at the same time or in any order. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and any party, upon the occurrence of an event of default by another party under this Agreement, may proceed at any time, under any agreement, in any order and with any available remedy.

                           (5)         Limitation on Liability of Sellers and
Shareholder. Except in the case of a breach of the agreements contained in
Section 7 of this Agreement or claims made pursuant to Section 8(a)(2) with respect to the Letter of Credit, none of the Sellers or the Shareholder shall have any liability with respect to any claims of Buyer or QEC for money damages, whether pursuant to this Section, Section 8 of this Agreement or otherwise, until such time, if any, as the aggregate amount of all such amounts otherwise subject to recovery by Buyer or QEC shall exceed, in the aggregate, $25,000, and then only to the extent of such excess; and provided further that the Sellers and Shareholder shall not be obligated to pay such damages to the extent the total amount otherwise subject to recovery by Buyer or QEC from the Seller and/or the Shareholder exceeds the aggregate of all amounts paid or payable to the Seller pursuant to the terms of this Agreement.

11.      FINDERS FEES.

         Each of the parties represents and warrants to the other that such party has not employed any finder or broker in connection with transactions contemplated by this Agreement. Each party agrees to indemnify and hold harmless the others from and against any claim, damages, liabilities, and expenses (including without limitation, attorneys' fees and disbursements) arising from any claim or demand asserted by any person or entity on the basis of its employment as a finder or broker by the respective party.

12.      NOTICES.

         All notices or other communications required or permitted under the terms of this Agreement shall be made in writing and shall be deemed given upon
(i) hand delivery or (ii) three days after deposit of same in the Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid and correctly addressed to the parties at the following addresses:

         If to Buyer:      Iowa College Acquisition Corp.
                           1327 Northmeadow Parkway, Suite 132
                           Roswell, Georgia, 30076
                           Attn: President

         With a copy to:   Greenberg Traurig, P.A.
                           777 S. Flagler Drive, Suite 300-East Tower
                           West Palm Beach, Florida 33401
                           Attn: Morris C. Brown, Esq.

         If to QEC:        Quest Education Corporation
                           1327 Northmeadow Parkway, Suite 132
                           Roswell, Georgia, 33076
                           Attn: President

         With a copy to:   Greenberg Traurig, P.A.
                           777 S. Flagler Drive, Suite 300-East Tower
                           West Palm Beach, Florida 33401
                           Attn: Morris C. Brown, Esq.

         If to Sellers:    Iowa College, Inc.
                           c/o John C Huston
                           2727 Nichols Lane
                           Davenport, Iowa 52803

         With a copy to:   Lane & Waterman
                           220 North Main Street, Suite 600
                           Davenport, Iowa  52801
                           Attn:  David A. Dettman, Esq.

         If to Sellers:    Huston Education Corp. of Iowa
                           c/o John C Huston
                           2727 Nichols Lane
                           Davenport, Iowa 52803

         With a copy to:   Lane & Waterman
                           220 North Main Street, Suite 600
                           Davenport, Iowa  52801
                           Attn:  David A. Dettman, Esq.

         If to Sellers:    Hamilton College, Inc.
                           c/o John C Huston
                           2727 Nichols Lane
                           Davenport, Iowa 52803

         With a copy to:            Lane & Waterman
                                    220 North Main Street, Suite 600
                                    Davenport, Iowa  52801
                                    Attn:  David A. Dettman, Esq.

         If to Shareholder:         John C. Huston
                                    2727 Nichols Lane
                                    Davenport, Iowa 52803

         With a copy to:            Lane & Waterman
                                    220 North Main Street, Suite 600
                                    Davenport, Iowa  52801
                                    Attn:  David A. Dettman, Esq.

or to such other address as any of the parties hereto may designate by notice to the others.

13.      MEDIATION AND ARBITRATION.

                  (a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) then the person with direct responsibility for the administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the party receiving the notice shall submit a written response to the other party. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within ten (10) days after delivery of the response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. If the matter has not been resolved within forty-five (45) days of the disputing party's notice, or if the parties fail to meet within fifteen
(15) days of the delivery of the notice, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence.

                  (b) Any disputes between any of the parties to it with respect to the agreements contained in it, or as modified in the future, are to be settled by binding arbitration conducted pursuant to the commercial arbitration rules of the American Arbitration Association. In any such arbitration the scope and timing of any discovery shall be determined by the arbitrators. Such arbitration is to be the sole remedy for the settlement of such disputes, except for injunctive or similar relief pending completion of such arbitration as provide for in Section 7(f) of this Agreement.

14.      MISCELLANEOUS.

                  (a) Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned prior to Closing without the prior written consent of the other parties hereto.

                  (b) Expenses. Except as otherwise provided in this Agreement, Buyer and Seller shall be responsible for any and all of the respective fees, costs and expenses incurred by each, in connection with the negotiation, preparation or performance of this Agreement.

                  (c) Entire Agreement. This Agreement incorporates by this reference all Exhibits hereto and all documents executed and/or delivered at Closing. This Agreement and the documents so incorporated into it contain the parties' entire understanding and agreement with respect to the subject matter hereof; and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

                  (d) Amendments Only in Writing. No amendment, modification, waiver or discharge of this Agreement or any provision of this Agreement shall be effective against any party, unless such party shall have consented thereto in writing.

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

                  (f) Cooperation. Each of the parties to this Agreement, when requested by another party, shall give all reasonable and necessary cooperation with respect to any reasonable matters relating to the transactions contemplated by this Agreement.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, exclusive of its choice of law provisions.

                  (h) Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

                  (i) Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

                  (j) Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

                  (k) Survival. Except as otherwise expressly provided in this Agreement, the liabilities and obligations of each party with respect to any and all of its representations, warranties, covenants and agreements set forth in this Agreement and/or in any document incorporated into it shall not be merged into, affected or impaired by the Closing under this Agreement. All of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing for the period of two years thereafter, so that (except as otherwise provided below) any claim under this Agreement must be asserted by notice given to the party claimed to be liable on or before the second anniversary of the Closing Date. Notwithstanding the foregoing, the time limitation shall not apply to: (i) the covenants related to confidentiality and non-competition contained in Section 7 above; (ii) claims arising out of a misrepresentation as to matters contained in Sections 2(h) and (i) (which shall survive for a period ending on the seventh anniversary of the Closing Date), or
(iii) civil fraud. All obligations and liabilities described in clauses (i) and
(iii) of the previous sentence shall survive the Closing for the period in which a claim can be asserted with respect thereto under applicable law.

                  (l) No Third Party Beneficiaries. This Agreement has been entered into solely for the benefit of the parties that have executed it, and not to confer any benefit or enforceable right upon any other party or entity. Accordingly, no party or entity that has not executed this Agreement shall have any right to enforce any of the provisions of it.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

IOWA COLLEGE ACQUISITION CORP.                   QUEST EDUCATION  CORPORATION
                                                 F/K/A EDUCATIONAL MEDICAL, INC.



By:      /s/Morris C. Brown                      By:      /s/Morris C. Brown
   ----------------------------------                -------------------------------------------
         Authorized Signatory                             Authorized Signatory



IOWA COLLEGE,  INC.,  F/K/A QUAD                 HUSTON EDUCATION CORP. OF
CITY BUSINESS SCHOOL,INC.                        IOWA



By:      /s/John C. Huston                       By:      /s/John C. Huston
   ----------------------------------                -------------------------------------------
         Authorized Signatory                             Authorized Signatory



HAMILTON COLLEGE, INC.                           SHAREHOLDER:



By:      /s/John C. Huston                       /s/ John C. Huston
   ----------------------------------            -----------------------------------------------
         Authorized Signatory                    John C. Huston




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